EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)


                                                    QUARTER ENDED
                                                -----------------------
                                                January 29, January 31,
                                                    2005        2004
                                                ----------   ----------
NET EARNINGS
  Basic net earnings                               $ 2,818    $  7,706
                                                   =======    ========

  Diluted net earnings                             $ 2,818    $  7,706
                                                   =======    ========

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
        outstanding                                 32,213      29,376
  Add: Shares issuable from assumed exercise
        of options                                     484         409
                                                   -------    --------

  Diluted weighted average shares
         Outstanding                                32,697      29,785
                                                    ======    ========


NET EARNINGS PER SHARE:

  Basic                                            $   .09     $   .26
                                                   =======     =======

  Diluted                                          $   .09     $   .26
                                                   =======     =======